Exhibit 10.01

Patent Cross License Agreement

This Patent Cross License Agreement (“Agreement”) dated June 13, 2011 (“Effective Date”) is by and between Meru Networks, Inc. (a Delaware Corporation) and its Affiliates (collectively “Meru”), and Motorola Solutions, Inc., a Delaware corporation and its Affiliates, including Symbol Technologies, Inc., Wireless Valley Communications, Inc., and AirDefense, Inc. (collectively “Motorola”). Each of Meru and Motorola shall be considered to be a “Party” and one of the “Parties” to this Agreement.

WHEREAS, Motorola owns certain patents in various countries of the world related to Wireless LAN Infrastructure that are identified herein as Motorola Licensed Patents;

WHEREAS, Meru desires to obtain a license under the Motorola Licensed Patents to make, use, import, offer for sale, lease, distribute, sell and/or otherwise dispose of Meru Licensed Products as defined herein and a release for the alleged past infringement thereof as hereinafter provided for the consideration set forth below;

WHEREAS, Motorola is willing to grant such a license and release for the alleged past infringement under the Motorola Licensed Patents for the consideration set forth below subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions

“Affiliate” of any corporation, company or other entity within the definition of Party means any other corporation, company or other entity now or hereafter directly or indirectly controlled or majority-owned by such first corporation, company or other entity, provided that such other corporation, company or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists. Each such Affiliate shall be bound by the terms and conditions of this Agreement as if it were named herein as one of the Parties. For purposes of this definition, the term “control” as used with respect to any corporation, company or other entity, means the direct or indirect ownership or control (whether through option, warrant, contract or otherwise) of more than fifty percent (50%) of the voting securities of any corporation, company or other entity or the direct or indirect power to elect more than fifty percent (50%) of any corporation’s, company’s, or other entity’s board of directors or other managing authority; provided, however, that if local law restricts the maximum ownership of foreign interests to fifty percent (50%) or less, control shall be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may be owned by foreign interests under such local law.

“Meru Licensed Patents” means all Patents owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) as of the Effective Date by Meru and infringed, or might be alleged to be infringed, by Motorola Licensed Products.

“Meru Licensed Products” means all commercially available Meru 802.11 wireless controllers, dependent access points, and their associated operation systems that have been manufactured or sold by Meru as of the Effective Date (“Meru Existing Products”), and all commercially reasonable product extensions of the same type and nature as the Meru Existing Products (“Meru Follow On Products”).

“Meru Excluded Products” means: (i) mobile client devices; (ii) mobile telephony products, including cellular infrastructure and both single mode cellular, dual mode cellular/802.11 and single mode VOIP handsets; (iii) private mobile radio products (e.g., iDEN, APCO, P-25 and TETRA based), (iv) cable and DSL modems, set top boxes and associated content receiving devices and head-end equipment; and (v) devices for reading machine readable symbols or tags, such as barcode readers or RFID readers. To the best of the Parties’ knowledge, no Meru Excluded Products exist as of the Effective Date.

“Meru Covered Products” means all commercially available products that have been manufactured or sold by Meru as of the Effective Date, and all their commercially reasonable product extensions of the same type and nature, excluding Meru Excluded Products.

“Meru’s Patents” means all Patents currently or hereafter owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) by Meru.

“Motorola’s Patents” means all Patents currently or hereafter owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) by Motorola, but excluding the Excluded Motorola Patents.

“Motorola Licensed Patents” means all Patents owned, controlled or sublicensable (without compensation to a third party other than an employee inventor) as of the Effective Date by Motorola and infringed, or might be alleged to be infringed, by Meru Licensed Products, but excluding Motorola Excluded Patents.

“Motorola Excluded Patents” means Patents owned, controlled or sub-licensable (without compensation to a third party other than an employee inventor) by Motorola, including both standards essential Patents and implementation Patents, to the extent they are related to: i) 2G, 3G or 4G telecommunications standards and functions, including GSM, CDMA, TD-SCDMA, W-CDMA, WIMAX, and LTE; or, ii) traditional dispatch communication systems (e.g., TETRA, DMR and APCO 25) as well as associated Motorola proprietary communication protocols (e.g., iDEN); or, (iii) push to talk functionality; or, (iv) voice quality functionality (other than as defined in the 802.11 standard or as necessary to allow the 802.11 wireless LAN infrastructure to process associated traffic between the infrastructure and a client device); or, (v) any client devices; or, (vi) devices or technologies for reading machine readable symbols or tags, such as barcode readers or RFID readers.

“Motorola Licensed Products” means all commercially available products that have been manufactured or sold by Motorola as of the Effective Date (“Motorola Existing Products”), and all commercially reasonable product extensions of the same type and nature as the Motorola Existing Products (“Motorola Follow On Products”).

“Patents” means all patents worldwide other than design patents, including utility models and all applications therefor, including without limitation continuations, continuations-in-part, divisionals, reexaminations, extensions, foreign counterparts and any patents reissuing thereon. Design patents are not within the scope of this cross license agreement.

“Protected Parties” means, with respect to a Party, such Party’s direct and indirect distributors, dealers, resellers, original equipment manufacturers (“OEMs”), original design manufacturers (“ODM’s”), suppliers, contractors, consultants, developers, customers and end users of such Party. End users of Meru’s Covered Products and Motorola’s Licensed Products shall be considered end users of Meru and Motorola, respectively.

“Term” means the period from the Effective Date through and including the earlier of November 3, 2016 or the date of any earlier termination of the Agreement as provided herein.

Section 2. Mutual Releases

2.1 Effective as of the Effective Date, Motorola, as releasor, on behalf of itself and its Affiliates, and, to the extent permitted by law, its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, hereby individually and collectively, irrevocably and unconditionally (provided there is no uncured breach of Section 5) releases, waives, acquits, and forever discharges, and covenants not to sue:

(a) Meru, its Affiliates, and its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, from any and all actions of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed to the extent they arise from or are based upon the business activities prior to the Effective Date of Meru and its Affiliates; and

(b) Meru, its Affiliates, and its and their respective employees, officers, and directors, and its and their respective Protected Parties from any and all actions for infringement or alleged infringement of any of Motorola’s Patents that arise from or are based upon:

(1) the exploitation prior to the Effective Date of Meru’s Covered Products by Meru or its Affiliates, or

(2) the use, import, offer for sale, lease and/or sale prior to the Effective Date by such Protected Parties of Meru’s Covered Products and solely such combinations thereof as are authorized under Section 3.4 (but not any other products, services, software, systems and/or combinations of the Protected Parties).

2.2 Effective as of the Effective Date, Meru, as releasor, on behalf of itself and its Affiliates, and, to the extent permitted by law, its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, hereby individually and collectively, irrevocably and unconditionally releases, waives, acquits, and forever discharges, and covenants not to sue:

(a) Motorola, its Affiliates, and its and their past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto, from any and all actions of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed to the extent they arise from or are based upon the business activities prior to the Effective Date of Motorola and its Affiliates; and

(b) Motorola, its Affiliates, and its and their respective employees, officers, and directors, and its and their respective Protected Parties from any and all actions for infringement or alleged infringement of any of Meru’s Patents that arise from or are based upon:

(1) the exploitation prior to the Effective Date of Motorola’s Licensed Products by Motorola or its Affiliates, or

(2) the use, import, offer for sale, lease and/or sale prior to the Effective Date by such Protected Parties of Motorola’s Licensed Products and solely such combinations thereof as are authorized under Section 3.4 (but not any other products, services, software, systems and/or combinations of the Protected Parties).

2.3 Each Party and, to the extent permitted by law, its past and present directors, officers, agents, employees, and attorneys, and any permitted assigns, successors or predecessors in interest thereto expressly waive any statute, legal doctrine or other similar limitation upon the effect of general releases. By way of example, and without limitation, the foregoing parties waive the benefit of California Civil Code Section 1542, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The foregoing parties, with the advice of their counsel, waive any rights or benefits that they, or any of them, might otherwise have under Civil Code Section 1542 and any other statute, legal doctrine or principle of similar effect in California, or any other state, federal or foreign jurisdiction, to the full extent that such rights and benefits may be waived.

Section 3. License Grants

3.1.1 Subject to the terms and conditions hereinafter set forth, Motorola, as Grantor, grants to Meru, as Grantee, a paid-up, unconditional license except as set forth in Section 3.2 and 3.3 and provided there is no uncured breach of Section 5 (with Meru having ten days to cure upon receipt of written notice from Motorola) by Meru, royalty-free, non-exclusive, non-transferable and worldwide license, without the right to sub-license, under the Motorola Licensed Patents during the Term of this Agreement:

(a) to make (but not have made) (including the right to use any apparatus and practice any method in making), use (including the right to practice any method or process with respect to such use), import, offer for sale, lease, distribute, sell and/or otherwise dispose of Meru Licensed Products; and

(b) to have Meru Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other disposal by Meru only when the conditions set forth in Section 3.2 are met.

3.1.2 Subject to the terms and conditions hereinafter set forth, Meru, as Grantor, grants to Motorola, as Grantee, a paid-up, unconditional license except as set forth in Section 3.2 and 3.3, royalty-free, non-exclusive, non-transferable and worldwide license, without the right to sub-license, under the Meru Licensed Patents during the Term of this Agreement:

(a) to make (but not have made) (including the right to use any apparatus and practice any method in making), use (including the right to practice any method or process with respect to such use), import, offer for sale, lease, distribute, sell and/or otherwise dispose of Motorola Licensed Products; and

(b) to have Motorola Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other disposal by Motorola only when the conditions set forth in Section 3.2 are met.

3.2 The licenses granted in Section 3.1.1(b) and 3.1.2(b) to each respective Grantee to have products made by another manufacturer, and any covenant granted in Section 4 with respect to the Parties:

(a) shall apply only to products made for sale back to (i) such Grantee and/or (ii) such customers with which such Grantee has binding contractual commitments covers such sale (i.e., pricing, warranty, performance, etc.) and to which such Grantee has contractually authorized such ODMs, OEMs and suppliers to sell; and

(b) shall apply only to such Grantee’s Licensed Products and/or portions thereof for which the specifications were substantially furnished by such Grantee (either solely or jointly with one or more third parties) or for which the designs are owned by such Grantee or licensed by such Grantee only in the case of reference designs provided by an original design manufacturer (ODM); and

(c) shall not apply to any products in the form manufactured or marketed by said other manufacturer prior to such Grantee’s furnishing of said specifications.

3.3 Notwithstanding anything to the contrary in this Agreement, such Grantee’s Licensed Products and the products subject to the covenant granted in Section 4 do not include products manufactured by such Grantee as a foundry or contract manufacturer for a non-end user third party where such third party provides the detailed specifications for such products (without substantial participation by Grantee in the development thereof) and such Grantee manufactures such products in accordance with such specifications for sale back to such third party.

3.4 (a) Except as expressly provided herein, no license, covenant or immunity is granted under this Agreement by a Party, either directly or by implication, estoppel or otherwise to any Protected Parties or other third parties for the combination of Meru’s Covered Products or Motorola’s Licensed Products with other items or for the use of such combination, except that the Parties hereby agree that:

(i) the covenants, licenses and immunities granted hereunder extend to the Parties and the Protected Parties for such combinations where there is no substantial non-infringing use of such Covered Product or Licensed Products in the case of Motorola other than in such combinations and its only reasonable and intended use is to practice such claimed invention (but for the avoidance of doubt, to no other combinations other than the combinations authorized under this Section and to no other products, services, software, and/or systems of the Protected Parties);

(ii) To the extent the doctrine of patent exhaustion would apply to a first sale or other disposal made under the covenants, licenses, and immunities granted hereunder, the parties agree that such doctrine shall apply regardless of whether the first sale or other disposal is in the U.S. or anywhere else in the world.

(b) For the avoidance of doubt, neither Party grants the Protected Parties of the other Party any authority to use any products, services, software, systems and/or combinations of the Protected Parties other than (i) such other Party’s Covered Products or Licensed Products in the case of Motorola or (ii) the combinations authorized under Section 3.4(a).

(c) Notwithstanding anything to the contrary in this Agreement, neither Party grants to the other Party any licenses, covenants, releases, immunities or other rights with respect to the sale or other disposal to, or the use by, any of the parties with whom such Party is adverse in a pending patent infringement action or proceeding before a court of competent jurisdiction (as identified in writing by each Party to the other Party immediately prior to the Effective Date) of any client software of the other Party.

Section 4. Covenant Not To Assert

4.1 During the first 3 years of the Term (the “Limited Term”), and effective as of the Effective Date, Motorola hereby covenants not to assert a claim against Meru alleging infringement of Motorola Patents based on or arising out of (a) the exploitation by Meru of Meru Covered Products and/or (b) the use, import, offer for sale, lease and/or sale by Meru of Meru Covered Products and solely such combinations as are authorized under Section 3.4 (but not any other products, services, software, systems and/or combinations of the Protected Parties).

4.2 During the first 3 years of the Term (the “Limited Term”), and effective as of the Effective Date, Meru hereby covenants not to assert a claim against Motorola alleging infringement of Meru Patents based on or arising out of (a) the exploitation by Motorola of Motorola Licensed Products and/or (b) the use, import, offer for sale, lease and/or sale by Motorola of Motorola Licensed Products and solely such combinations as are authorized under Section 3.4 (but not any other products, services, software, systems and/or combinations of the Protected Parties).

4.3 Each Party agrees that no damages or liabilities shall accrue against the other Party for any Patent infringement within the scope of the covenants set forth in Sections 4.1 and 4.2 until 3 years from the Effective Date, at which time such damages or liabilities shall begin to accrue in the event of an assertion brought after the expiration of such covenants.

4.4 Notwithstanding anything herein to the contrary, the releases, licenses, dismissals, and covenants granted by each Party shall run with such Party’s Patents and remain in full force and effect regardless of any subsequent assignment, exclusive license, sale, gift or other transfer of any of such Patents or any rights or interests therein. Notwithstanding anything herein to the contrary, any such assignment, exclusive license, sale, gift or other transfer of rights in or to such Patents by each Party shall be made subject to this Agreement, and any such assignment, exclusive license, sale, gift or other transfer of rights in or to such Patents by such Party in contravention of this Section shall be null and void and of no force or effect to the extent of such contravention.

4.5 In the event either Party asserts a Patent infringement claim in violation of this Section 4, or in violation of the releases granted in Section 2 or the licenses granted in Section 3, the non-asserting Party shall be entitled to have such claims dismissed with prejudice and recover from the asserting Party its reasonable attorneys’ fees and reasonable associated costs and expenses incurred in defending against the assertion. In the event the non-asserting Party claims such a violation, and such asserting Party’s infringement assertion is not found to be in violation, such asserting Party shall be entitled to recover from the non-asserting Party its reasonable attorneys’ fees and reasonable associated costs and expenses incurred in defending against the claim of a violation.

Section 5. Payment

5.1 In consideration of the releases, licenses and rights granted hereunder, Meru shall pay to Motorola a lump sum upfront non-refundable fee of $7,250,000 (Seven Million Two Hundred Fifty Thousand U.S. Dollars) payable on or before July 1, 2011, 12 Noon PDT. Time is of the essence with respect to this payment. Such payment shall be made by wire transfer to the account of Motorola Solutions, Inc. as follows:

Account Name: Motorola Solutions, Inc.

Account No: 00154413

ABA Number: 021000089

Bank Name and Address: Citibank, 111 Wall Street, New York, N.Y. 10005

Swift Code: CITIUS33

Beneficiary Name: Motorola Solutions, Inc.

Section 6. Term and Breach

6.1 Unless earlier terminated under the provisions of this Agreement: i) the Term of the licenses granted in Section 3 shall be for the Term and the covenants made in Section 4.1 and 4.2 of this Agreement shall be for the Limited Term.

6.2 In the event of a breach by Meru of its payment obligation under Section 5 of this Agreement, Motorola shall provide written notice of such breach to Meru. Within ten (10) calendar days after such written notice from Motorola, Meru may cure such breach. If Meru does not cure its breach within such ten (10) calendar day cure period, then Motorola may terminate the release, licenses, and covenant granted to Meru hereunder upon written notice to Meru.

Section 7. Communications

7.1 Notices and other communications shall be sent by facsimile or by Federal Express or other overnight courier to the following addresses:

For Meru:	For Motorola:

Meru Networks, Inc.	Motorola Solutions, Inc.
894 Ross Drive	1303 Algonquin Road
Sunnyvale, CA 94089	Schaumburg, IL 60196

Attention: General Counsel and CFO	Attention: Vice President Law - Intellectual Property

With a copy to:

Motorola Solutions, Inc.
Enterprise Mobility business
One Motorola Plaza
Holtsville, NY 11742
Attention: Law Department

Such notices shall be deemed to have been served when tendered for delivery. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given as provided above to such Party at such changed address.

Section 8. Dispute Resolution

8.1 During the Term of this Agreement, all disputes arising out of or relating to (i) the interpretation or performance of this Agreement or (ii) any patent licenses, covenants or other rights subject to this Agreement shall first be discussed by the employees of each Party responsible for administration of this Agreement in an attempt to find a mutually acceptable resolution through friendly consultations. If such dispute is not resolved within thirty (30) days after the commencement of such consultation (or any extension mutually agreed to by the Parties), either Party may escalate the discussions to executives who have authority to settle the dispute and are at a higher level of management than the persons with direct responsibility for administration of this Agreement, by written notice to the other Party within 15 days after the end of the thirty (30) day initial consultation period.

8.2 In the event that executive-level discussions do not result in resolution of the dispute within forty five (45) days after the written notice by either Party demanding executive-level discussions, either Party may bring an action as provided in section 9.14 below for final and binding interpretation or enforcement of this Agreement. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence (e.g., F.R.E. 408).

Section 9. Miscellaneous

9.1 Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement. Any attempt to do so, by operation of law or otherwise, shall be void; provided, however, that each Party hereto shall have the right to assign this Agreement in connection with (i) a reorganization to its legal successor(s), provided that after the reorganization, the successor(s) and its Affiliates will have essentially the same assets as such Party had prior to the reorganization; or (ii) the sale or transfer of all or substantially all of its business or assets, whether by sale, merger, operation of law, or otherwise in connection with a change of control (“Change of Control”). This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted (in accordance with the foregoing) successors and assignees, provided that such successor or assignee, as the case may be, executes an agreement to be bound by all the obligations of such Party under this Agreement and a copy of such agreement is provided to the other Party hereto.

In the case of Change of Control, the following restrictions automatically apply:

(a)	the Party that has been acquired (“Acquired Party”) shall promptly give notice of such acquisition to the other Party;

(b)	the licenses granted to the Acquired Party under the other Party’s Patents licensed under this Agreement, and the releases, covenants and other rights made for the benefit of the Acquired Party, shall not extend to any pre-existing products, services, software, methods, processes, apparatuses, systems, specifications, documentation, and/or any other technology of the applicable third party acquirer (the “Third Party Acquirer”) and any extensions, modifications, enhancements and revisions thereof and/or new products, technologies, services products, services, software, methods, processes, apparatuses, systems, specifications, documentation, and/or any other technology of the Third Party Acquirer developed after the consummation of such Change of Control other than any of the foregoing developed or created solely by the Acquired Party or using solely its businesses or assets; and

(c)	the license and covenant granted under this Agreement shall apply only up to an annual sales dollar volume same to the annual sales dollar volume of the Acquired Party’s Licensed Products in the twelve (12) month period prior to the Change of Control, increased in each subsequent twelve (12) month period by the greater of: A. 15% per year, or B. the percentage growth rate for such Acquired Party’s Licensed Products in the twelve (12) month period prior to the Change of Control.

Notwithstanding anything else to the contrary in this Agreement, as this Agreement may be for the benefit of multiple businesses of Motorola, in the event Motorola separates one or more of its businesses (each a “Separated Business”), whether by way of a sale, establishment of a joint venture, spin-off or otherwise (each a “Separation Event”), Motorola may, without the prior written consent of the other party and at no additional cost to Motorola, split this Agreement by assigning certain of its rights or obligations such that it will continue to benefit both Motorola and the Separated Business and their respective Affiliates following the Separation Event. The benefit of this Section for the Separated Business shall apply only up to an annual sales dollar volume same to the annual sales dollar volume of the Separated Business products in the twelve (12) month period prior to the Separation Event, increased in each subsequent twelve (12) month period by the greater of: A. 15% per year, or B. the percentage growth rate for such Separated Business products in the twelve (12) month period prior to the Separation Event.

In no event shall the Separation Event result in Meru’s being required to increase its obligations under, scope of license or payments owed as a result of this Agreement, or decrease or diminish the rights enjoyed by Meru pursuant to this Agreement, and in no event shall a Separated Business enjoy any of the rights of Motorola under this Agreement without also accepting the associated Motorola obligations and limitations hereunder. Further, promptly after a Separation Event, the Separated Business will execute in writing an agreement to be bound by all the obligations of Motorola under this Agreement with respect to such rights and obligations assigned to such Separated Business in such Separation Event, and a copy of such agreement will be provided to Meru.

9.2 Each Party represents and warrants that it has the full right and power to enter into and perform this Agreement, including granting the releases and licenses set forth in Sections 2 and 3, respectively, and to make the covenants set forth in Section 4, and that the entrance into and performance of this Agreement does not and will not conflict with or violate any other agreement or license of, or rights granted by, such Party. Neither Party makes any other representation or warranty, express or implied, nor shall either Party have any liability in respect of any infringement of patents or other rights of third parties due to the other Party’s operation under the licenses herein granted.

9.3 The Parties expressly agree and acknowledge that by entering into this Agreement no Party (nor any Protected Party) admits any liability, wrongdoing or the truth of any allegation contained in any claim, defense or counterclaim. Neither this Agreement nor any provision in this Agreement may be construed or used as an admission of any wrongdoing, liability, or violation of law whatsoever, and nothing in this Agreement is an admission by any Party or any of its Protected Parties that any patents or patent applications of the other Party are infringed, valid or enforceable. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, under any design patent or trademark, trade name or brand, or, other than as expressly set forth in this Agreement, under any patents or patent applications. Neither Party is required hereunder to furnish or disclose to the other any technical or other information except as specifically provided herein.

9.4 Neither Party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its patents. Neither Party shall have any right to institute any action or suit against third parties for infringement of the other Party’s patents. Neither Party is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

9.5 No express or implied waiver by either of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement by the other Party shall be construed as a waiver of any subsequent breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature.

9.6 This Agreement is the result of negotiation between the Parties and, accordingly, shall not be construed for or against either Party regardless of which Party drafted this Agreement or any portion thereof.

9.7 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY BY REASON OF THIS AGREEMENT OR ANY BREACH OR TERMINATION OF THIS AGREEMENT (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR ANY LOSS OF PROSPECTIVE PROFITS OR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMETN, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

9.8 With respect to matters of contract construction and interpretation, the substantive law of the state of New York, United States of America shall apply to this Agreement, without regard to conflicts of laws principles. However, with respect to matters of infringement and validity of intellectual property rights, the substantive law of the nation having jurisdiction over such property or over matters affecting such intellectual property rights shall be applied.

9.9 This Agreement shall not be binding upon the Parties until it has been signed below by or on behalf of each Party. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by each Party, except that either Party may amend its address or addressee in Section 7.1 by written notice to the other Party.

9.10 If any term, clause or provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and the remainder of this Agreement shall continue in effect.

9.11 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.12 The Parties agree that all provisions, terms, and conditions of this Agreement are and will remain confidential, and they shall not disclose such terms under any circumstances to any person not a Party hereto, except: (i) with the prior written consent of the other Party; (ii) to the extent such disclosure may be required by applicable law or securities regulation; (iii) as may be required to a Party’s auditors, insurers, bankers, legal counsel and other legal and financial advisors but only under confidentiality obligations at least as protective as those of this Agreement; and (iv) to a third party in connection with a potential merger or acquisition by, of or with the Party, or any other potential change of control of a Party but only under confidentiality obligations at least as protective as those of this Agreement.

9.13 This Agreement sets forth the entire understanding and agreement between the Parties as to the subject matter hereof and merges and supersedes all previous communications, negotiations, warranties, representations and agreements between the Parties, either oral or written, with respect to the subject matter thereof, and no addition to or modification of the Agreement shall be binding on either Party unless reduced to writing and signed by duly authorized representatives on behalf of each of the Parties.

9.14 All disputes, differences or questions between the Parties relating to the construction or interpretation of this Agreement shall be finally settled by the U.S. Federal Court for the Southern District of New York and applicable appellate courts, which shall have exclusive jurisdiction and whose determinations shall be final and binding on the Parties. In the event there is no subject matter jurisdiction in such Federal Court, the New York Supreme Court, New York County and applicable appellate courts shall have exclusive jurisdiction. The Parties waive any objection to personal jurisdiction in such courts and waive any argument that such venues are inconvenient.

9.15 This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. A facsimile or copy of a signature is valid as an original.

9.16 The Parties shall issue a joint press release mutually approved by both Parties. The Parties shall make no public statements inconsistent with the joint press release.

IN WITNESS WHEREOF, Motorola Solutions, Inc. and Meru Networks, Inc., for themselves and each of their Affiliates, have themselves, by their duly authorized representative(s), caused this Agreement to be executed as of the Effective Date:

Agreed to:		Agreed to:
MOTOROLA SOLUTIONS, INC.		MERU NETWORKS, INC.

By:	/s/ Robert Sanders	By:	/s/ Ihab Abu-Hakima
Name:	Robert Sanders	Name:	Ihab Abu-Hakima
Title:	Senior Vice President	Title:	President and CEO
Motorola Solutions, Inc.

Date:	June 13, 2011	Date:	June 14, 2011

Agreed to:
MOTOROLA SOLUTIONS, INC.

By:	/s/ Jonathan Meyer
Name:	Jonathan Meyer
Title:	Senior Vice President
Motorola Solutions, Inc.

Date:	June 13, 2011